EXHIBIT 21.1

RASER TECHNOLOGIES, INC.

LIST OF SIGNIFICANT SUBSIDIARIES AND

JURISDICTIONS OF INCORPORATION OR ORGANIZATION

SUBSIDIARY	JURISDICTION OF INCORPORATION/ORGANIZATION
Raser Technologies Operating Company, Inc	Utah

Raser Power Systems, LLC	Delaware

Truckee Geothermal No. 1 SV-01, LLC	Delaware

Lightning Dock Geothermal No 1 HI-01, LLC	Delaware

We had thirteen subsidiaries incorporated or organized in the United States as of December 31, 2007 that did not meet the “Significant Subsidiary” definition in Rule 1-02(w) of Regulation S-X and, therefore are omitted from this exhibit.